Exhibit 99.1

NOW Inc. Announces Alario Stepping Down as Executive Vice Chairman

HOUSTON—(BUSINESS WIRE)—October 30, 2020—NOW Inc. (NYSE:DNOW) announced today that Dick Alario has stepped down from his short-term role as Executive Vice Chairman of the Company. Mr. Alario previously served as Interim Chief Executive Officer of the Company from November 1, 2019 until the appointment of David Cherechinsky as President and Chief Executive Officer on June 1, 2020. At such time, Mr. Alario was appointed and served as our Executive Vice Chairman on an interim basis to assist with the transition of Mr. Cherechinsky to his new role as the Company’s Chief Executive Officer. Mr. Alario will continue to serve as a director of the Company.

Mr. Alario has been a member of the Board of Directors of NOW Inc. since May 2014, when the Company was spun off from National Oilwell Varco, Inc.

J. Wayne Richards, Chairman of NOW Inc.’s Board of Directors, remarked, “Dick has played a key strategic role advising DistributionNOW’s leadership team. With his wealth of experience in the oilfield services industry, we were very fortunate to have Dick serve as our interim CEO and Executive Vice Chairman during this time.”

Dick Alario stated, “I want to thank all the employees of DistributionNOW for your hard work and continued dedication to the Company. I am excited to see all of the amazing things DistributionNOW will be able to accomplish in the future. I would also like to thank the Board for the confidence they placed in me to help lead DistributionNOW to advance its market position and generate incremental value for our employees, customers and shareholders.”

David Cherechinsky, President and Chief Executive Officer of NOW Inc. remarked that “Dick has been an invaluable leader and incredible mentor to me. I look forward to continuing to work alongside the strong leadership team in place, as well as all the other outstanding women and men at DistributionNOW who support our customers, to ensure we remain focused on delivering one of the most comprehensive product offerings in the energy and industrial sectors, and to drive strong customer relationships and success in our growth initiatives. I am excited about our future and believe we will achieve success together for years to come.”

DistributionNOW is a worldwide supplier of energy and industrial products and engineered equipment solutions. With approximately 2,550 employees and a network of approximately 200 locations worldwide, we offer a suite of digital solutions branded as DigitalNOW® that provide customers world-class technology for digital commerce and data and information management. Our locations provide products and solutions to exploration and production companies, energy transmission and storage companies, refineries, chemical companies, utilities, mining, municipal water, manufacturers and engineering and construction companies. DistributionNOW has a legacy of over 150 years and is headquartered in Houston, Texas.

Source: NOW Inc.

Brad Wise

Vice President, Marketing and Investor Relations

(281) 823-4006

ir@dnow.com